Exhibit 3.1

CAPITAL TRUST, INC.

ARTICLES OF AMENDMENT

Capital Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article II of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Blackstone Mortgage Trust, Inc.

SECOND: The amendment to the Charter as set forth in Article FIRST above was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law (the “MGCL”) without action by the stockholders.

THIRD: The Charter, is hereby amended to provide that, immediately upon the Reverse Stock Split Effective Time (as defined below), every ten shares of the class A common stock, $0.01 par value per share (the “Common Stock”), of the Corporation that were issued and outstanding immediately before the Reverse Stock Split Effective Time shall be combined into one issued and outstanding share of Common Stock, $0.10 par value per share. No fractional shares of Common Stock of the Corporation will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to such stockholders pro rata percentage of the amount received per share upon the sale in one or more open market transactions of the aggregate of all such fractional shares.

FOURTH: The amendment to the Charter as set forth in Article THIRD above has been duly approved by the Board of Directors of the Corporation. Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

FIFTH: The Charter is hereby amended, effective immediately after the Reverse Stock Split Effective Time, to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding immediately after the Reverse Stock Split Effective Time from $0.10 per share to $0.01 per share.

SIXTH: The amendment to the Charter as set forth in Article FIFTH above has been duly approved by the Board of Directors of the Corporation. The amendment set forth in Article FIFTH above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

SEVENTH: These Articles of Amendment shall become effective at 5:01 p.m. on May 6, 2013 (the “Reverse Stock Split Effective Time”).

EIGHTH: There has been no increase in the authorized stock of the Corporation effected by the amendments to the Charter as set forth above.

NINTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested by its Secretary this 6th day of May, 2013.

CAPITAL TRUST, INC.

By:	/s/ Stephen D. Plavin
Name:	Stephen D. Plavin
Title:	Chief Executive Officer and President

ATTEST:

By:	/s/ Randall S. Rothschild
Name:	Randall S. Rothschild
Title:	Secretary